UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 16, 2014

ENERTOPIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

#950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (604) 602-1675

___________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Letter of Intent Agreement

Item 3.02 Unregistered Sales of Equity Securities

The Company has entered into a Joint Venture Agreement (“JV”) on January 16, 2014 with World of Maihuana Projections Ltd. (“WOM”) where the Company wishes to buy and the WOM wishes to sell 51% of the issued and outstanding capital stock of WOM. WOM has or will acquire a licence issued by Health Canada (the "Licence") to allow for WOM to operate a business of legally producing, manufacturing, propagating, importing/exporting, testing, researching and developing, and selling marijuana (the “Business”) which shall be located at 33420 Cardinal Street, Mission, British Columbia (the "Premises"). The Parties have entered into a non-binding Letter Of Intent dated for reference the 1st day of November, 2013 (the "LOI") which shall be superseded by this Agreement. The Parties entered into the Joint Venture Agreement to which sets out the terms and conditions in which Enertopia may acquire an interest in the Business and the terms and conditions on which the Parties will form a joint venture to jointly participate in the Business (the "Joint Venture").

The following are the terms of the JV:

Enertopia shall purchase its Interest in the Business as set out below, provided that all cash payments are payable directly to WOM by way of wire transfer:

i)	10,000,000 shares of the restricted common stock of Enertopia (the "Shares") to 0984329 B.C. Ltd ("098") at the direction of WOM at the time of execution of the LOI (the "LOI Shares") (Completed);

ii)

Issuance of 5,000,000 Shares to 098 and payment of $100,000.00 USD to WOM upon signing of this Agreement (the "Execution Date") which Shares will be held in escrow (the "Escrow Shares") by Enertopia's solicitors until such time as the Effective Date has occurred. Upon occurrence of the Effective Date, the Escrow Shares will be released from escrow; (Completed)

iii)	Payment to WOM of $75,000.00 USD by January 31, 2014 in exchange for which Enertopia will be granted a 30% Interest in the Business;

iv)

Issue 1,000,000 Shares to 098 and pay $200,000.00 USD to WOM on or before the date that is six months from the Execution Date in exchange for which Enertopia shall be granted a further 1% Interest in the Business;

v)

Issue 1,000,000 Shares to 098 and pay $200,000.00 USD to WOM on or before the one year anniversary of the Execution Date in exchange for which Enertopia shall be granted a further 2% Interest in the Business;

vi)

Issue 1,000,000 Shares to 098 and $200,000.00 USD to WOM on or before the second year anniversary of the Execution Date in exchange for which Enertopia shall be granted a further 6% Interest in the Business;

vii)

Issue 1,000,000 Shares to 098 and $300,000.00 USD to WOM on or before the third year anniversary of the Execution Date in exchange for which Enertopia shall be granted a further 6% Interest in the Business;

viii)

Issue 1,000,000 Shares to 098 and $300,000.00 USD to WOM on or before the fourth year anniversary of the Execution Date in exchange for which Enertopia shall be granted a further 6% interest in the Business for a total of 51% Interest to be held by Enertopia at such time;

ix)

Following the Effective Date and subject to any required stock exchange approvals, Enertopia shall appoint Mathew Chadwick, the current sole director of WOM (the "Appointee"), to the board of directors of Enertopia. The Appointee will hold office until the next annual meeting of the shareholders of Enertopia unless his office is earlier vacated in accordance with applicable corporate law. Enertopia shall include the Appointee as one of the management nominees put forth by Enertopia at each shareholder meeting at which the election of directors is an item of business, provided however, that the Appointee shall only be entitled to serve as a director of Enertopia as long as this Agreement is in good standing, full force and effect;

x)

WOM shall not, at any time following the Effective Date and during the course this Agreement remains in effect, issue, split, reverse split, hypothecate or otherwise transact any of its share capital, under any circumstance, without the prior written consent of Enertopia; and

xi)

WOM shall use the first $375,000.00 paid by Enertopia pursuant to Section 5.01 ii), iii) and iv) hereof to upgrade the Business as may be required pursuant to Health Canada stipulations or as my otherwise required to advance the Business.

Upon execution of the Joint Venture Agreement, the Company issued 5,000,000 common stock of the Company to 0984329 B.C. LTD. at a deemed price of $0.20. The Company issued the units one (1) non-US persons in an off-shore transaction pursuant to the exemption from registration provided for under Regulation S, promulgated under the United States Securities Act of 1933, as amended. Each of the subscribers represented that they were not a “US person” as such term is defined in Regulation S.

Item 7.01 Regulation FD Disclosure.

A copy of the news release announcing the Joint Venture Agreement is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No. Description

10.1	Joint Venture Agreement dated January 16, 2014

99.1	Press Release dated January 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2014

Enertopia Corp.

By: ”Robert McAllister”
Robert G. McAllister
President and Director